UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 20, 2016
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ENCORE CAPITAL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)
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Delaware (State or Other Jurisdiction of Incorporation)	000-26489 (Commission File Number)	48-1090909 (IRS Employer Identification No.)
3111 Camino Del Rio North, Suite 103, San Diego, California (Address of Principal Executive Offices)		92108 (Zip Code)
(877) 445-4581 (Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 20, 2016, Encore Capital Group, Inc. (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Restated Credit Agreement”) by and among the Company, the several banks and other financial institutions and lenders from time to time party thereto and listed on the signature pages thereof, and SunTrust Bank, as administrative agent and collateral agent.  The Restated Credit Agreement amended and restated in its entirety the prior credit agreement, dated as of February 25, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) and provides for (1) an increase in the revolving credit facility from $742.6 million to $781.7 million (the “Revolving Credit Facility”) and (2) an increase in the term loan facility from $158.8 million (with $134.0 million outstanding as of September 30, 2016) to $166.4 million (the “Term Loan Facility,” and together with the Revolving Credit Facility, the “Senior Secured Credit Facilities”). The Restated Credit Agreement still provides for an accordion feature that allows the Company to increase the Senior Secured Credit Facilities by an additional $250.0 million. Including the accordion feature, the maximum amount that can be borrowed under the Restated Credit Agreement is approximately $1.2 billion.  The Senior Secured Credit Facilities have a five year maturity, expiring in December 2021, except with respect to (1) revolving commitments under the Revolving Credit Facility of $32.1 million and $207.8 million, expiring in November 2017 and February 2019, respectively and (2) three sub-tranches of the Term Loan Facility of $50.6 million, $4.9 million and $22.6 million, expiring in February 2017, November 2017 and February 2019, respectively. The terms of the Restated Credit Agreement are substantially similar to the terms of the Existing Credit Agreement, except that the Restated Credit Agreement, among other things:

•
provides for a borrowing base equal to a fixed rate of 35% of all eligible non-bankruptcy estimated remaining collections (previously a variable rate of 30%-35% depending on the trailing 12-month cost per dollar collected) plus 55% of eligible estimated remaining collections for consumer receivables subject to bankruptcy;

•	increases the maximum cash flow leverage ratio permitted from 2.50:1.00 to 3.00:1.00;

•	provides for the allowance of indebtedness in the form of senior secured notes not to exceed $150.0 million;

•	provides for the allowance of additional unsecured or subordinated indebtedness not to exceed $1.1 billion, including junior lien indebtedness not to exceed $400.0 million;

•	provides for a basket to allow for investments in persons organized under the laws of Canada in the amount of $50.0 million; and

•
requires the Company for the four-month period ending February 2019 to have sufficient cash or availability under the Revolving Credit Facility (excluding availability under revolving commitments expiring in February 2019) to satisfy any amounts due under the revolving commitments that expire in February 2019 and the sub-tranche of the Term Loan Facility that expires in February 2019.

On December 20, 2016, the Company amended the Second Amended and Restated Senior Secured Note Purchase Agreement dated as of May 9, 2013 (as amended, the “Note Purchase Agreement”) by and among the Company, on the one hand, and The Prudential Insurance Company of America, Pruco Life Insurance Company, Prudential Retirement Insurance and Annuity Company and Prudential Annuities Life Assurance Corporation, on the other hand, for purposes of aligning the covenants in the Note Purchase Agreement with the modified covenants in the Restated Credit Agreement.
The foregoing summary of the amendments to the Restated Credit Agreement and the Note Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the documents, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this report and incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

Item 9.01.    Financial Statements and Exhibits.

Exhibit Number	Description
10.1
Third Amended and Restated Credit Agreement, dated December 20, 2016, by and among Encore Capital Group, Inc., the several banks and other financial institutions and lenders from time to time party thereto and listed on the signature pages thereof, and SunTrust Bank, as administrative agent and collateral agent (filed herewith)

10.2
Amendment No. 6, dated December 20, 2016, to Second Amended and Restated Senior Secured Note Purchase Agreement, dated May 9, 2013, by and between Encore Capital Group, Inc., The Prudential Insurance Company of America, Pruco Life Insurance Company, Prudential Retirement Insurance and Annuity Company and Prudential Annuities Life Assurance Corporation (filed herewith)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 24, 2016	ENCORE CAPITAL GROUP, INC.
/s/ Jonathan Clark
Jonathan Clark
Executive Vice President, Chief Financial Officer and Treasurer